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                                                                    Exhibit 10.9

                              SUMMIT DESIGN, INC.
                         AMENDED EMPLOYMENT AGREEMENT

EMPLOYEE:                 ROGER BITTER
ORIGINAL EFFECTIVE DATE:  November 22, 1993
AMENDED EFFECTIVE DATE:   January 1, 1995

This Agreement was entered into as of the above original effective date by and between Test Systems Strategies, Inc., an Oregon corporation ("TSSI"), and the above-named employee ("Bitter"). The Agreement is amended as of the above "Amended Effective Date" and amendments made apply only on and after the effective date and shall not in any case be retroactive. The Amended Agreement is between Summit Design, Inc. ("Summit") and Bitter.

1.   Employment and Duties.  SUMMIT hereby employs Bitter to serve and perform
     ----------------------
in the role of Vice President of Far East Operations reporting to the Chief Executive Officer (or Chief Operating Officer if such position exists) or will perform in role of President of Summit Design, Asia; a Joint Venture between Summit and Anam, if such Joint Venture is formed, reporting as defined in the Articles of Incorporation of the Joint Venture. Bitter agrees to perform the duties of this position to the best of his ability and to devote full time and attention to the transaction of SUMMIT's business.

2.   Term and Termination.
     ---------------------

     (a) This Agreement shall have an initial term of four (4) years commencing on the original effective date listed above, unless sooner terminated in accordance with Subsection 2(b) and/or 2(c) and/or 2(d) and/or 2(e) below.
After the initial term of four (4) years, or any extension thereof, the term of the Agreement shall automatically extend for additional one (1) year periods unless terminated by either party with at least ninety (90) days' advanced written notice prior to the end of the then-current term. Both parties acknowledge that the employment created herein is Employment-at-Will and may be terminated with or without cause under the terms stated herein.

     (b) In the event that Bitter notifies Summit of termination of his employment with Summit for any reason other than specified in Section 2(d), this Agreement shall terminate as of the date of such notification. Termination under this Section 2(b) is "Resignation".

     (c) In the event that Summit notifies Bitter of termination of his employment by Summit because Bitter willfully abandoned the duties of his position or engaged in any business or criminal practice which the Chief Executive Officer and the Chief Operating Officer and the Board of Directors reasonably determines is detrimental or harmful to the good name, goodwill, or reputation of Summit, or which does or could adversely effect the interests of Summit, then this Agreement shall terminate as of the date of such notification. Termination under this Section 2(c) is "Cause".

     (d) In the event that Bitter notifies Summit of his resignation as an employee of Summit because Summit has required (in writing) Bitter to perform solely in any role other than Vice President of Far East Operations or President of Summit Design/Asia

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without Bitter's consent (in writing), then this Agreement shall terminate as of the date of such notification. Termination under this Section 2(d) is "Construction".

      (e) In the event that Summit notifies Bitter of termination of his employment by Summit for any reason other than specified in Section 2(b) and/or 2(c) and/or 2(d), this Agreement shall terminate as of the date of such notification. Termination under this Section 2(e) is "convenience".

     (f) Notwithstanding the above, termination of this Agreement shall not release Bitter from any obligations under Sections 5, 6, 7 and 8 hereof.

3.  Compensation and Benefits.  In consideration of the services to be performed
    --------------------------
by Bitter, SUMMIT agrees to pay Bitter the compensation and extend to Bitter the benefits consisting of the following:

     (a) Base Salary of $10,000 per month, paid monthly, prorated and beginning on the first pay period following the date agreed upon by Bitter and the Chief Executive Officer or Chief Operating Officer.

     (b) Annual bonus target of $30,000, based on performance of Far East Operations measured by 100% attainment of revenue goals set forth in the approved Business Plan ("Plan") of Summit and operating expense spending not to exceed the targets specified in the Plan.

     (c)  Equity

               (i) Summit hereby acknowledges the existing grant to Bitter of an incentive stock option of 103,194 shares of Summit common stock at $0.02 per share. These shares are governed by the terms and conditions of the Summit Incentive Stock Option Plan ("ISO Plan"), and shall vest 25% after year one and 1/48th per month thereafter.

               (ii) In addition, if more than 20% of the assets or more than 50% of the outstanding shares of Summit are sold to another company, all of the shares covered under this Section 3(c)(i) shall be 100% vested at closing of the transaction.

               (iii) In addition, if this Agreement is terminated for Construction as defined in Section 2(d) or convenience as defined in
     Section 2(e), all shares covered under this Section 3(c)(i) shall be 100% vested.

               (iv) In addition, if this Agreement is terminated for Resignation as defined in Section 2(b) or Cause as defined in Section 2(c) within 48 months of the original effective date of this Agreement, then Summit shall have the right to repurchase all vested shares and all unvested shares for $.02 /share. For purposes of this section (c)(iv) "repurchase" shall mean payment of $.02/share for shares purchased by Bitter and cancellation of all outstanding and unexercised options to purchase shares.

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               (v)  Notwithstanding subsection (c)(iv) immediately above, if the
     Agreement is terminated for Resignation as defined in Section 2(b) and such Resignation is the direct result of Summit notifying Bitter in writing that Summit requires Bitter to report directly to a person other than the Chief Executive Officer or the Chief Operating Officer and such Resignation is effective more than two (2) years from the effective date of this Agreement, Summit's right to repurchase shall be limited to sixty-seven percent (67%) of the total of all shares covered under this section 3
     (c)(i).

              (vi) In addition, in the event of death or disability, vesting shall continue for twelve (12) months.

              (vii) In addition, if summit completes a public offering of its common stock ("IPO"), the vesting defined under Section 3(c)(i) shall accelerate by one (1) year.

     (d) Bitter shall be provided the right to participate in the health, dental, and life insurance programs provided for the senior level executives of Summit.

     (e) Bitter shall be entitled to other standard benefits as specified in the Summit Employee Handbook.

     (f) In the event that this Agreement is terminated for Construction as defined in Section 2(d) or convenience as defined in Section 2(e), then Summit shall pay Bitter $10,000.00 per month plus all insurance benefits normally paid by Summit. This payment shall continue monthly for nine (9) months provided, however, that if Bitter accepts full-time employment from another party prior to the end of such nine (9) months, these monthly payments shall immediately terminate.

4.   Living and Travel Expenses.
     ---------------------------

     (a) In addition to payment of normal business expenses reimbursable under Summit's travel and expense policy, Bitter shall be entitled to the following benefits for as long as he is resident in Japan and employed by Summit:

               (i) Rental of residential living quarters for Bitter and family, not to exceed 1,000,000 YEN per month. Such rental is to be paid directly by Summit.

              (ii) Reimbursement of actual utilities expenses, not to exceed $1,000.00 per month, for electricity, gas and water and security, in connection with the residential quarters. Basic and long distance telephone expenses are not reimbursable under this benefit.

             (iii) Reimbursement of actual expenses, not to exceed $4,500.00 per year to prepare U.S. and Japanese tax returns for Bitter.

     (b) In addition, Bitter will receive reimbursement of actual business and personal automobile expenses not to exceed $550.00 per month.

5.   Loan for Pre-employment Tax Liabilities
     ---------------------------------------

     (a) Summit agrees to loan Bitter amounts totaling the sum of the U.S. Dollar equivalent of Japanese Yen 8,462,500, (eight million four hundred sixty two thousand,

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five hundred) as specified below to satisfy Bitter's debts for prior years' taxes owned to the Japanese government as of the effective date of this Agreement.

     (b) Amounts to be loaned will be advanced in increments as Summit makes payments to Bitter under the existing payment schedule covering Bitter's tax debts and will be evidenced by a signed promissory demand note.

     (c) The U.S. Dollar amount is to be determined at the current exchange rate as of the date of each advance made under this loan agreement.

     (d) The loan will be forgiven by Summit according to your continuous employment with Summit under the following schedule:

            (i) 50% provided that Bitter remains continuously employed with Summit or its related companies until 12/31/96 and Bitter has relocated his permanent residence to the United States at that time.

            (ii) 100% provided that Bitter remains continuously employed with Summit or its related companies until 12/31/97.

            (iii) Notwithstanding conditions contained in Section 5(d)(i) and
     (ii) above, in the event Bitter's past Japanese tax obligation that constitutes the basis of this loan and any related tax consequences are assumed by Bitter's former employer and Summit thereby receives full reimbursement from Compass of amounts advanced under this Section 5, the Promissory Note referenced above will be canceled immediately and any amounts paid to Summit by Bitter will be returned to Bitter.
            (iv) 100% provided Bitter is terminated for convience of construction.

6.   Confidentiality.  Bitter acknowledges that certain customer lists, design
     ----------------
work, and related information, equipment, computer software, and other proprietary products and information, whether of a technical or non-technical nature, including but not limited to schematics, drawings, models, photographs, sketches, blueprints, printouts, and program listings of SUMMIT, collectively referred to as "Technology", were and will be designated and developed by SUMMIT at great expense and over lengthy periods of time, are secret and confidential, are unique and constitute the exclusive property and trade secrets of SUMMIT, and any use or disclosure of such Technology, except in accordance with and under the provisions of this or any other written agreements between the parties, would be wrongful and would cause irreparable injury to SUMMIT. Bitter hereby agrees that he will not, at any time, without the express written consent of SUMMIT, publish, disclose, or divulge to any person, firm, or corporation any of the Technology, nor will Bitter use, directly or indirectly, for Bitter's own benefit or the benefit of any other person, firm, or corporation, any of the Technology, except in accordance with this Agreement or other written agreements between the parties.

7.   Inventions.   All original written material including programs, charts,
     -----------
schematics, drawings, tables, tapes, listings, and technical documentation which are prepared partially or solely by Bitter in connection with employment by SUMMIT shall belong exclusively to SUMMIT.

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8.   Return of Documents.  Bitter acknowledges that all originals and copies of
     --------------------
records, reports, documents, lists, plans, drawings, memoranda, notes, and other documentation related to the business of SUMMIT or containing any confidential information of SUMMIT shall be the sole and exclusive property of SUMMIT, and shall be returned to SUMMIT upon the termination of employment for any reason whatsoever or upon the written request of SUMMIT.


9.   Compliance.  Bitter agrees to comply with all of SUMMIT's written
     -----------
employment policies, guidelines, and procedures as contained in an employment manual, including revisions and additions thereto.

10.  Injunction.  In addition to all other legal rights and remedies, SUMMIT
     -----------
shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief of any actual or threatened violation of any term hereof without requirement of bond, as well as an equitable accounting of all profits or benefits arising out of such violation.

11.  Waiver.  The waiver of either party of a breach of any provision of this
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Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

12.  Disputes.  The legal relations of the parties hereunder, and all other
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matters hereunder, shall be governed by the laws of the State of Oregon.
Unresolved disputes shall be resolved in a court of competent jurisdiction in Washington County, Oregon, and all parties hereto consent to the jurisdiction of such court.

13.  Entire Agreement.  This Agreement sets forth the entire agreement between
     -----------------
the parties hereto, and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof. No modification of amendment hereof is effective unless in writing and signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first herein above written.

"EMPLOYER":                   SUMMIT:
                              A Delaware Corporation

                              By:     /s/ Larry J. Gerhard
                                 ______________________________________
                              Name:  Larry J. Gerhard
                              Title: Chief Executive Officer, SUMMIT

                                      /s/ Roger Bitter
                                   ____________________________________
"EMPLOYEE":                          Roger Bitter

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                                PROMISSORY NOTE



April____, 1995                                                       Beaverton,
Oregon



     Roger Bitter, referred to herein as "MAKER", agrees to pay to the Order of Summit Design, Inc., at 9305 SW Gemini Drive, Beaverton, Oregon, USA, referred to herein as "HOLDER", on order, the sum of the U.S Dollar equivalent of Japanese Yen 8,462,500, (eight million four hundred sixty two thousand, five hundred) or actual amount documented paid by Summit, with interest thereon at the rate of 6% per annum, simple interest.

This note shall be due on demand, or immediately in the event of termination of employment, for any reason, with Summit Design or its related companies.

MAKER agrees to pledge as security for this note all vested and unvested common stock options and all common or preferred stock owned by MAKER in HOLDER.

This note is payable in U.S. Dollars. At any time the maximum rate of interest applicable to this transaction shall not exceed the legal maximum rate of interest for a note of this type. Any sums paid in excess of any lawful limitation shall be applied to principal. After default herein, this note will bear interest at the highest legal rate for this type of note until paid in full. Upon any default, MAKER agrees to pay a reasonable attorney's fee for any and all services of an attorney, whether in or out of court, and for appeal and post-judgment collection legal services.


Dated:___________________________



________________________________
Roger Bitter

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